SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (Amendment No. )1


                             Ness Technologies, Inc.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    64104X108
                                    ---------
                                 (CUSIP Number)

                                February 16, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 19 Pages)

----------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G               Page 2 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          1,808,114
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            1,808,114
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,808,114
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.4%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             IN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G               Page 3 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          1,808,114
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            1,808,114
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,808,114
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.4%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             OO
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G               Page 4 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          1,808,114
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            1,808,114
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,808,114
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.4%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             PN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G               Page 5 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          347,608
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            347,608
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             347,608
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.0%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             OO
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G               Page 6 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          322,608
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            322,608
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             322,608
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.0%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             PN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G               Page 7 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          1,237,106
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            1,237,106
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,237,106
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.7%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             CO
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G               Page 8 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communications Partners, L.P.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          2,650
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            2,650
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,650
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             PN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G               Page 9 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communications Offshore, Ltd.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          12,350
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            12,350
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,350
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             CO
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 10 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Partners II, L.P.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          22,350
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            22,350
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             22,350
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             PN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 11 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Offshore, Ltd.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          82,650
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            82,650
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             82,650
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.3%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             CO
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 12 of 19 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Buccaneers Offshore, Ltd.
------------------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a) |_|
                                                                                                                  (b) |X|
------------------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
------------------------------------------------------------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------------------------------------------------------------------------------------------------
           OWNED BY
             EACH                   6       SHARED VOTING POWER
          REPORTING
            PERSON                          128,400
             WITH               ----------------------------------------------------------------------------------------------------

                                    7       SOLE DISPOSITIVE POWER

                                            0
                                ----------------------------------------------------------------------------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                            128,400
------------------------------------------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             128,400
------------------------------------------------------------------------------------------------------------------------------------

     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                |_|

------------------------------------------------------------------------------------------------------------------------------------

     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%
------------------------------------------------------------------------------------------------------------------------------------

     12      TYPE OF REPORTING PERSON*

             CO
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 13 of 19 Pages
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Ness Technologies, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Ness Bldg., 4 P.O. Box 58182
                  Kiryatatidim, Tel Aviv
                  Israel  L3 61580

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Communications Partners, L.P.
                  Galleon Communications Offshore, Ltd.
                  Galleon Technology Partners II, L.P.
                  Galleon Technology Offshore, Ltd.
                  Galleon Buccaneers Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda
                  For Galleon Technology Offshore, Ltd.: Bermuda

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 14 of 19 Pages
--------------------------------------------------------------------------------

                  For Galleon Communications Offshore, Ltd.: British Virgin
                    Islands
                  For Galleon Buccaneers Offshore, Ltd.: Cayman Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon
                    Captains Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd. and Galleon Buccaneers Offshore, Ltd.: Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

ITEM 2(E).  CUSIP NUMBER:

                  64104X108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.     OWNERSHIP.

            For Raj Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P.:

            (a) Amount Beneficially Owned:

                  1,808,114 shares of Common Stock

            (b) Percent of Class:

                  5.4% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,808,114

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 1,808,114

            For Galleon Advisors, L.L.C.:

            (a) Amount Beneficially Owned:

                  347,608 shares of Common Stock

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 15 of 19 Pages
--------------------------------------------------------------------------------

            (b) Percent of Class:

                  1.0% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 347,608

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 347,608

            For Galleon Captains Partners, L.P.:

            (a) Amount Beneficially Owned:

                  322,608 shares of Common Stock

            (b) Percent of Class:

                  1.0% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 322,608

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 322,608

            For Galleon Captains Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                        1,237,106 shares of Common Stock

            (b) Percent of Class:

                  3.7% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,237,106

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 1,237,106

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 16 of 19 Pages
--------------------------------------------------------------------------------

            For Galleon Communications Partners, L.P.:

            (a) Amount Beneficially Owned:

                  2,650 shares of Common Stock

            (b) Percent of Class:

                  0.0% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 2,650



            For Galleon Communications Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                  12,350 shares of Common Stock

            (b) Percent of Class:

                  0.0% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 12,350

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 12,350

            For Galleon Technology Partners II, L.P.:

            (a) Amount Beneficially Owned:

                  22,350 shares of Common Stock

            (b) Percent of Class:

                  0.1% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 22,350

                  (iii) Sole power to dispose or to direct the disposition
                        of: 0

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 17 of 19 Pages
--------------------------------------------------------------------------------

                  (iv) Shared power to dispose or to direct the disposition of: 22,350

            For Galleon Technology Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                  82,650 shares of Common Stock

            (b) Percent of Class:

                  0.3% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 82,650

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 82,650

                  (v)   Sole power to dispose or to direct the disposition of: 0

                  (vi) Shared power to dispose or to direct the disposition of: 2,650

            For Galleon Buccaneers Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                  128,400 shares of Common Stock

            (b) Percent of Class:

                  0.4% (Based upon 33,601,806 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B3 dated February 1, 2005)

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 128,400

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 128,400


Pursuant to the partnership agreements of Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P. and Galleon Communications Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P. and Galleon Communications Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Technology

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 18 of 19 Pages
--------------------------------------------------------------------------------

Offshore, Ltd., Galleon Communications Offshore, Ltd. and Galleon Buccaneers Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Communications Partners, L.P., Galleon Communications Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.    CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

CUSIP NO. 64104X108                         13G              Page 19 of 19 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  /s/ Raj Rajaratnam
                  ----------------------------
                  Raj Rajaratnam, for HIMSELF;

                  For GALLEON MANAGEMENT, L.L.C., as its Managing Member;

                  For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                     General Partner, Galleon Management, L.L.C.;

                  For GALLEON ADVISORS, L.L.C., as its Managing Member;

                  For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of
                     its General Partner, Galleon Advisors, L.L.C.;

                  For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
                     Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

                  For GALLEON COMMUNICATIONS PARTNERS, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;

                  For GALLEON COMMUNICATIONS OFFSHORE, LTD., as the Managing
                     Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

                  For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;

                  For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and

                  For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.


Dated:  February 23, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                  /s/ Raj Rajaratnam
                  ----------------------------
                  Raj Rajaratnam, for HIMSELF;

                  For GALLEON MANAGEMENT, L.L.C., as its Managing Member;

                  For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                     General Partner, Galleon Management, L.L.C.;

                  For GALLEON ADVISORS, L.L.C., as its Managing Member;

                  For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of
                     its General Partner, Galleon Advisors, L.L.C.;

                  For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
                     Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

                  For GALLEON COMMUNICATIONS PARTNERS, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;

                  For GALLEON COMMUNICATIONS OFFSHORE, LTD., as the Managing
                     Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

                  For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;

                  For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and

                  For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.


Dated:  February 23, 2005